Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Lennar Corporation on Form S-4, relating to the $250,000,000 Series B 5.95% Senior Notes due 2011, of our reports dated February 7, 2006 (August 7, 2006 as to the effects of the restatement discussed in Note 4) relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 4) and consolidated financial statement schedule of Lennar Corporation, and our report dated February 7, 2006 (August 7, 2006 with respect to management’s discussion of the restatement of the financial statements in the second paragraph of Management’s Annual Report on Internal Control over Financial Reporting), relating to management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K/A of Lennar Corporation for the year ended November 30, 2005 and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Miami, Florida
August 17, 2006